ASCENA RETAIL GROUP ANNOUNCES APPOINTMENT TO BOARD OF DIRECTORS

MAHWAH, NJ-MAY 17, 2018—ascena retail group, inc. (NASDAQ: ASNA), today announced that John L. Welborn, Jr. has been appointed as a member of ascena’s Board of Directors.

JOHN L. WELBORN, Jr. joins the Board with extensive experience in capital markets and investing. Mr. Welborn currently serves as a Managing Director for Stadium Capital Management, LLC, an investment advisory firm whose funds are significant long-term ascena stockholders. Prior to joining Stadium in 2000, Mr. Welborn was a Financial Analyst at The Beacon Group, LLC, an investment and advisory firm that is now part of J.P. Morgan Chase & Co. At Beacon, Mr. Welborn was a member of the Mergers & Acquisitions Group, focusing on financial services and consumer product companies and the Liquid Investments Committee. From 2012-2014, Mr. Welborn served as a director and member of the governance committee for Intermountain Community Bancorp and a director of Panhandle State Bank, Inc.

“We seek open dialogue and input from our stockholders and believe that John’s long-term stockholder perspective as well as his extensive capital markets and investment experience will benefit the company and its stockholders,” said Kate Buggeln, who chairs the Board’s Leadership and Corporate Governance Committee.

“John possesses the relevant expertise that complements the talents of our current directors. We look forward to benefitting from his added perspective to ascena’s Board and believe that he will make a substantial contribution to the company while serving the best interests of all of its stockholders,” said David Jaffe, Chairman and Chief Executive Officer of ascena retail group.
“I am excited to join ascena’s Board of Directors. Stadium Capital is once again a significant stockholder, and we have had a strong and constructive working relationship with ascena for almost twenty years.” said Mr. Welborn. “Now as a member of the Board, I look forward to working with the full Board to help ascena drive long-term stockholder value.”
About ascena retail group, inc.
ascena retail group, inc. (NASDAQ: ASNA) is a leading national specialty retailer offering apparel, shoes, and accessories for women under the Premium Fashion segment (Ann Taylor, LOFT, and Lou & Grey), Value Fashion segment (maurices and dressbarn), Plus Fashion segment (Lane Bryant and Catherines), and for tween girls under the Kids Fashion segment (Justice). ascena retail group, inc. operates ecommerce websites and approximately 4,700 stores throughout the United States, Canada and Puerto Rico.
For more information about ascena retail group, inc. visit: ascenaretail.com, AnnTaylor.com, LOFT.com, louandgrey.com, maurices.com, dressbarn.com, lanebryant.com, cacique.com, Catherines.com, and shopjustice.com.
Note Regarding Forward-Looking Statements
Certain statements made in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Forward-looking statements are statements related to future, not past, events, and often contain words such as “expect,” "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," “estimate,” “forecast,” "target," “preliminary,” or “range.” The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved.
CONTACT:
For Investors:
ICR, Inc.
James Palczynski, Partner
203-682-8229

For Media:
ascena retail group, inc.
Sue Ross, EVP, ascena Corporate Affairs
218-491-2110/sue.ross@ascenaretail.com